Exhibit 99.1

Potlatch Reports Second Quarter 2009 Results

Company Also Announces $50.2 Million Timber Deed Sale

SPOKANE, Wash.--(BUSINESS WIRE)--July 28, 2009--Potlatch Corporation (NYSE:PCH) today reported financial results for the second quarter ended June 30, 2009 and announced that it has entered into a $50.2 million timber deed agreement to sell 50,700 acres of pre-merchantable timber to Forest Investment Associates L.P. (FIA).

“We made progress on three key initiatives during the quarter, in spite of the challenging market conditions,” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “We significantly improved our balance sheet, as Clearwater Paper deposited $106.3 million of cash with the trustee for the credit sensitive debentures that will be used to retire the debt when it matures in December. In addition, we recently entered into a $50.2 million timber deed sale that we expect to close later in Q3 which will further improve our balance sheet and provide additional liquidity. Finally, we made solid progress improving the performance of our wood products business during the quarter,” concluded Mr. Covey.

Q2 2009 FINANCIAL SUMMARY

  Earnings from continuing operations for the quarter were $3.7 million, or $0.09 per diluted common share, compared to $18.9 million, or $0.48 per diluted common share for Q2 2008.

- The company recognized a $5.8 million tax benefit during Q2 2009, or $0.15 per diluted common share, for renewable electricity generation, attributable to electricity we generated and sold from renewable energy sources from 2005 to present.

  Net earnings for the quarter, including discontinued operations, were $3.8 million, or $0.09 per diluted common share, compared to $21.5 million, or $0.54 per diluted common share for Q2 2008.

- Discontinued operations for both periods included the effects of the spin-off of the Clearwater Paper operations and the closure of our Prescott, Arkansas lumber mill.

- Q2 2008 discontinued operations results also included a pre-tax charge of $1.3 million related to OSB-related legal expenses and a settlement with the indirect purchaser class in the OSB antitrust lawsuit.

  Cash utilized by operating activities from continuing operations was $4.3 million for Q2 2009 compared to cash provided by operating activities from continuing operations of $3.4 million for Q2 2008. First half 2009 cash provided by operating activities from continuing operations was $37.3 million compared to $16.9 million for the same period in 2008.

Q2 2009 BUSINESS PERFORMANCE

Resource

As expected, the Resource segment had a challenging second quarter. Harvest levels were relatively low due to the previously announced sawlog harvest deferral as well as the spring breakup in the Northern region that limits access to logging sites. Furthermore, the company experienced price pressure for both sawlogs and pulpwood in the second quarter, although prices appear to be stabilizing early in the third quarter. The implementation of aggressive cost control measures protected against further margin loss in the resource business.

  Operating income for the segment in Q2 2009 was $4.5 million, compared to $12.2 million earned in Q2 2008.

Southern Region

  Total fee harvest volume increased 1 percent in Q2 2009 over Q2 2008.
  Prices for sawlogs and pulpwood decreased 9 percent and 6 percent, respectively, in Q2 2009 from Q2 2008.

Northern Region

  Total fee harvest volume decreased 41 percent in Q2 2009 versus Q2 2008, primarily due to the decision to defer harvest levels. Depressed softwood lumber markets contributed to weak log demand and decreased log production.

  Sawlog pricing decreased 33 percent and pulpwood pricing decreased 7 percent in Q2 2009 compared to Q2 2008.

Real Estate

Results from the Real Estate segment were lower in Q2 2009 compared to Q2 2008 primarily due to a large sale of non-strategic timberland in Minnesota last year. Real Estate segment results depend on the timing of sales transactions, and are often uneven from one reporting period to another.

  Operating income for the segment was $1.5 million in Q2 2009, compared to $11.3 million in Q2 2008.

- In Q2 2009, we sold 628 acres of HBU property for approximately $1.4 million, or $2,278 per acre. Other land sales in Q2 2009 totaled 2,927 acres of rural property for approximately $3.3 million, for an average price of $1,116 per acre.

- In Q2 2008, we sold 19,362 acres of non-strategic timberland in Minnesota at an average price of $383 per acre. HBU land sales in Q2 2008 totaled 890 acres at an average price of $2,044 per acre, and rural land sales totaled 4,222 acres at an average price of $1,439 per acre.

- Year-to-date 2009, operating income for the segment is up 54 percent over the comparable 2008 period due to the large sale of land in Arkansas in January 2009.

Wood Products

The Wood Products segment posted markedly better results than the $11.2 million loss we experienced in Q1 2009. The company has taken steps to mitigate losses, which allowed most of the wood products mills to return to full production levels during the second quarter.

  The segment reported an operating loss of $3.0 million for Q2 2009, compared to income of $2.6 million for Q2 2008.

- Wood Products results were negatively impacted by the continued downturn in the lumber and housing market.

- Lumber sales volumes increased 15 percent in Q2 2009 over Q2 2008, but were offset by a 22 percent decrease in prices.

- Five of our six mills are operating at full production levels and our Idaho particleboard plant is running as scheduled at 50 percent of normal production levels.

Dividend Distribution

During the second quarter, Potlatch paid its regular quarterly cash distribution on the company’s common stock of $0.51 per share.

Timber Deed Sale

Potlatch recently entered into an agreement with timber investment management organization FIA to sell approximately 50,700 acres of pre-merchantable timber located in southern Arkansas, for $50.2 million. The sale, which does not include the underlying land, is expected to close in September 2009, following remaining due diligence work. No taxes will be due upon the sale as it is considered a sale of stumpage and is therefore good REIT income. The age class of the trees ranges from 0 to 10 years, with the average age being just under 7 years. Full use of the land reverts back to Potlatch after a full harvest cycle is completed, and no later than 30 years after the trees were initially planted. Potlatch intends to use the proceeds to pay down its revolving credit facility.

Credit Sensitive Debentures

In June 2009, Clearwater Paper deposited $106.3 million with the indenture trustee for the $100 million principal amount of credit sensitive debentures, which is sufficient to satisfy all remaining principal and future interest due. Consequently, our obligations under the indenture governing the credit sensitive debentures have been fully discharged and the $100 million limitation on availability under our credit facility has been removed. Until the December 1, 2009, maturity date of the debentures, the funds deposited with the indenture trustee are reflected on our balance sheet as restricted cash and the $100 million principal amount and the $6.3 million of deferred interest are classified as current liabilities.

OUTLOOK

“Looking ahead, harvest levels for the remainder of 2009 are dependent to a large degree on pricing and demand. In May 2009, we announced a reduction in the planned sawlog harvest, primarily in Idaho, of approximately 500,000 tons, or 18 percent of the planned 2009 sawlog harvest. Selling high quality sawlogs at current prices is not in the best long-term interest of our shareholders. Current markets for softwood lumber remain depressed, which has applied downward pressure on log pricing across the country, especially in the West. We believe these markets will come back at more favorable prices when the housing market recovers, at which time we will increase harvest levels.

“Regarding our Real Estate segment, we continue to see interest in our HBU and rural recreation properties as evidenced by the consistent number of sales transactions from quarter to quarter. In addition, the demand for non-strategic timberland remains relatively high, with the Arkansas timber deed transaction as an example. Our Wood Products business will likely continue to experience weakness through the remainder of 2009, but we believe the worst is behind us. We will continue to closely monitor raw material and other costs in order to successfully compete in these depressed markets,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live webcast and conference call will be held today, July 28, 2009, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the webcast at www.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 973-638-3465 for international callers. Participants will be asked to provide conference I.D. number 15173906. Supplemental materials that we will discuss during the call will be available on our website.

For those unable to participate in the call, an archived recording will be available through the Potlatch Corporation Web site at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until August 4, 2009, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international callers and entering passcode number 15173906.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation statements about future company performance, direction of markets, log pricing, future harvest levels, demand for real estate, lumber pricing, the timber deed sale with FIA and the use of proceeds from the transaction, the results of efforts to minimize losses in our Wood Products segment. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and the company does not undertake to update any forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$78,782	$103,024	$208,375	$215,583
Costs and expenses:
Depreciation, depletion and amortization	4,906	5,130	11,518	12,537
Materials, labor and other operating expenses	63,113	65,835	141,006	137,303
Selling, general and administrative expenses	10,139	10,093	19,316	22,749

	78,158	81,058	171,840	172,589
Earnings from continuing operations before interest and taxes	624	21,966	36,535	42,994
Interest expense	(4,880)	(5,392)	(9,714)	(10,673)
Interest income	8	126	38	454
Earnings (loss) from continuing operations before taxes	(4,248)	16,700	26,859	32,775
Income tax benefit	7,940	2,172	5,604	9,384
Earnings from continuing operations	3,692	18,872	32,463	42,159
Discontinued operations:
Gain (loss) from discontinued operations (including losses on disposal of $-, $(916), $- and $(20,016))	130	3,990	(6,424)	(18,071)
Income tax benefit (provision)	(56)	(1,383)	2,547	7,649
	74	2,607	(3,877)	(10,422)
Net earnings	$3,766	$21,479	$28,586	$31,737

Other comprehensive income, net of tax	$1,077	$733	$2,032	$2,771
Comprehensive income	$4,843	$22,212	$30,618	$34,508
Earnings per common share from continuing operations
Basic	$0.09	$0.48	$0.82	$1.07
Diluted	0.09	0.48	0.81	1.06
Earnings (loss) per common share from discontinued operations
Basic	$-	$0.06	$(0.10)	$(0.26)
Diluted	-	0.06	(0.09)	(0.26)
Net earnings per common share:
Basic	$0.09	$0.54	$0.72	$0.81
Diluted	0.09	0.54	0.72	0.80
Average shares outstanding (in thousands):
Basic	39,745	39,459	39,743	39,389
Diluted	39,869	39,696	39,876	39,633

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash	$2,178	$885
Short-term investments	2,112	3,034
Receivables, net	28,665	38,750
Restricted cash	106,250	-
Note receivable	-	100,000
Inventories	28,244	36,686
Other assets	17,310	16,423
Total current assets	184,759	195,778
Land, other than timberlands	3,521	3,521
Plant and equipment, at cost less accumulated depreciation	78,642	82,613
Timber, timberlands and related deposits, net	547,104	553,913
Deferred tax assets	74,905	74,653
Other assets	27,374	27,843

	$916,305	$938,321
Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$100,007	$100,410
Current notes payable	121,300	129,100
Accounts payable and accrued liabilities	68,818	57,635
Total current liabilities	290,125	287,145
Long-term debt	220,937	220,927
Liability for pensions and other postretirement employee benefits	212,597	216,926
Other long-term obligations	14,797	15,089
Stockholders' equity	177,849	198,234

	$916,305	$938,321

Stockholders' equity per common share	$4.47	$4.99
Working capital	$(105,366)	$(91,367)
Current ratio	0.6:1	0.7:1

Potlatch Corporation and Consolidated Subsidiaries
Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended
	June 30,
	2009	2008
Cash Flows From Continuing Operations
Net earnings	$28,586	$31,737
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss (gain) from discontinued operations	3,877	(1,788)
Loss on disposal of discontinued operations	-	12,210
Depreciation, depletion and amortization	11,518	12,537
Proceeds from sales deposited with a like-kind exchange intermediary	(2,030)	(30,011)
Basis of real estate sold	6,864	5,793
Deferred taxes	(12,304)	(2,042)
Equity-based compensation expense	1,798	1,875
Employee benefit plans	(1,729)	(308)
Other	(43)	98
Working capital changes	718	(13,217)
Net cash provided by operating activities from continuing operations	37,255	16,884
Cash Flows From Investing
Change in short-term investments	19,199	26,299
Additions to plant and properties	(6,079)	(24,567)
Deposits on timberlands	-	(27,328)
Other, net	(201)	839
Net cash provided by (used for) investing activities from continuing operations	12,919	(24,757)
Cash Flows From Financing
Change in book overdrafts	380	(3,675)
Increase (decrease) in notes payable	(7,800)	19,000
Issuance of common stock	91	3,310
Repayment of long-term debt	(392)	(188)
Distributions to common stockholders	(40,540)	(40,252)
Other, net	(40)	(1,837)
Net cash used for financing activities from continuing operations	(48,301)	(23,642)
Cash flows provided by (used for) continuing operations	1,873	(31,515)
Cash flows of discontinued operations:
Operating cash flows	(580)	35,257
Investing cash flows	-	(7,176)
Financing cash flows	-	994
Increase (decrease) in cash	1,293	(2,440)
Cash at beginning of period	885	9,047
Cash at end of period	$2,178	$6,607

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash distributions per common share	$0.51	$0.51	$1.02	$1.02

Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Resource	$27,288	$44,586	$74,494	$105,341
Real Estate	4,697	15,308	52,733	36,448
Wood Products
Lumber	34,771	38,949	62,636	75,006
Plywood	7,950	13,923	14,023	28,008
Particleboard	3,223	5,293	5,672	9,721
Other	8,757	12,437	17,199	23,084
	54,701	70,602	99,530	135,819
	86,686	130,496	226,757	277,608
Intersegment revenues	(7,904)	(27,472)	(18,382)	(62,025)

Total consolidated revenues	$78,782	$103,024	$208,375	$215,583

Operating income (loss)
Resource	$4,525	$12,161	$15,371	$29,356
Real Estate	1,507	11,316	43,019	27,967
Wood Products	(2,993)	2,604	(14,176)	(3,846)
Eliminations and adjustments	4,336	1,555	5,087	3,228
	7,375	27,636	49,301	56,705
Corporate	(11,623)	(10,936)	(22,442)	(23,930)
Earnings (loss) from continuing operations before taxes	$(4,248)	$16,700	$26,859	$32,775

Certain 2008 amounts have been reclassified to conform to the 2009 presentation.

CONTACT:
Potlatch Corporation
(Media)
Mark Benson, 509-835-1513
or
(Investors)
Eric Cremers, 509-835-1521